For more information: Edward M. Chait
765.463.4527
echait@bioanalytical.com

BASi Announces Extension of Employment Contract of Richard M. Shepperd as President & CEO and Election of New Directors

WEST LAFAYETTE, IN, May 21, 2007 — Bioanalytical Systems, Inc. (Nasdaq: BASI) announced today that it has extended the employment contract of its President & CEO, Richard M. Shepperd, through December 31, 2009. Mr. Shepperd has served as President & CEO on an Interim basis since October 2006. In connection with his new contract, BASi also granted Mr. Shepperd an option to purchase up to 275,000 shares at $7.10 per share. The option is contingent upon shareholder approval, and will vest in three installments through December 1, 2009. The Company has agreed to provide Mr. Shepperd with certain cash bonus payments if the shareholders do not approve the option.

The Board of Directors expressed its satisfaction with the performance of Mr. Shepperd. Chairman of the Board and Chief Science Officer Peter Kissinger said, "After working with Dick over the past several months, we were deeply impressed with the skills and results he has brought to BASi. It was clear to us that he was the right man for the job."

BASi also announced today that its Board of Directors had filled two vacancies on the Board with the election of Larry S. Boulet and Mr. Shepperd to serve as Directors. Mr. Boulet is a retired Senior Audit Partner of PriceWaterhouseCoopers and is the president of Boulet Consulting, LLC. Mr. Boulet also currently serves on the Board of Directors of the Indiana State University Foundation.

Mr. Peter Kissinger noted, "Larry brings a wealth of knowledge and experience in accounting and finance to bring discipline and insight to our business. His presence on the Board of Directors will be highly valuable in light of the complexity and demands on board members of public companies. As for Dick, the Board recognized the need for his operational knowledge and vision in managing BASi, so he was a natural for service on the Board of Directors."

BASi is a pharmaceutical development company providing contract research services and monitoring instruments to the world’s leading drug development companies. The Company focuses on developing innovative services and products that increase efficiency and reduce costs associated with taking new drugs to market. Visit www.bioanalytical.com for more about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to the development of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the company’s filings with the Securities and Exchange Commission.

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